Exhibit 5.1

November 18, 2008

PACCAR Inc

777 - 106th Avenue, N.E.

Bellevue, Washington 98004

Re:	Registration Statement on Form S-3
Registration of Senior Debt Securities

Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by PACCAR Inc, a Delaware corporation (the “Company”), registering under the Securities Act of 1933, as amended, senior debt securities of the Company without limitation as to aggregate principal amount (the “Debt Securities”) to be issued under the indenture dated as of November 18, 2008 (the “Indenture”) between the Company and Wilmington Trust Company, from time to time as set forth in the prospectus and prospectus supplement (together, the “Prospectus”) included in the Registration Statement and in any supplements to the Prospectus.

As counsel for the Company, I have been requested to furnish this opinion in connection with such registration. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials and other documents as I have considered necessary as a basis for this opinion.

Based on the foregoing, it is my opinion that:

1.   The Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company.

2.   When (i) the issuance of the Debt Securities has been duly authorized by appropriate corporate action, (ii) the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture and (iii) the Debt Securities are sold as described in the Registration Statement, the Prospectus and in any supplements to the Prospectus, and payment is received therefor, and while the Registration Statement is effective and in compliance with applicable state securities laws, the Debt Securities will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture.

This opinion is based upon the laws of the United States and the laws of the State of Delaware at the date hereof and would not necessarily be the same at any subsequent date.  With respect to matters involving the laws of the State of New York, I have relied upon the opinion of Sidley Austin LLP.  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption “Validity of the Notes” in the Prospectus.

Very truly yours,

/s/ BRUCE N. HOLLIDAY
Bruce N. Holliday
Assistant General Counsel, PACCAR Inc